Exhibit 4.14.3

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 13, 2016

to

INDENTURE

Dated as of November 26, 2013,
As supplemented by the
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 26, 2013

Among

CBL & Associates Limited Partnership, as Issuer

CBL & Associates Properties, Inc., as Limited Guarantor

and

U.S. Bank National Association, as Trustee

i

SECOND SUPPLEMENTAL INDENTURE
This Second Supplemental Indenture, dated as of December 13, 2016 (this “Second Supplemental Indenture”), among CBL & Associates Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), CBL & Associates Properties, Inc., a Delaware corporation, as limited guarantor (the “Limited Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee”), supplements that certain Indenture, dated as of November 26, 2013, among the Operating Partnership, the Limited Guarantor and the Trustee (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of November 26, 2013 (the “First Supplemental Indenture”). The Original Indenture, as supplemented by the First Supplemental Indenture and as further supplemented by this Second Supplemental Indenture, are referred to herein, collectively, as the “Indenture”.
RECITALS
The Operating Partnership has duly authorized the execution and delivery of the Indenture to provide for the issuance from time to time of its unsecured and unsubordinated debentures, notes or other evidences of indebtedness (the “Securities”), unlimited as to principal amount and which will be guaranteed by the Limited Guarantor (to the extent and subject to the limitations set forth in the Indenture), to bear such fixed or floating rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as provided for in the Indenture;
The Indenture provides that the Securities shall be in the form as may be established by or pursuant to a Board Resolution and set forth in an Officers’ Certificate or as may be established in one or more supplemental indentures thereto, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture; and
The parties are entering into this Second Supplemental Indenture to establish the terms of the Securities created on or after the date of this Second Supplemental Indenture.
NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises stated herein, the parties hereto hereby enter into this Second Supplemental Indenture, for the equal and proportionate benefit of all Holders of the Securities, as follows:
ARTICLE I

DEFINITIONS

Section 1.1Certain Terms Defined in the Indenture

For purposes of this Second Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as amended and supplemented hereby.

ARTICLE II

MODIFICATION OF CERTAIN COVENANTS

Section 2.1Relationship With Existing Covenants in the Indenture
In addition to the covenants set forth in Sections 1001 through 1004, inclusive, of the Original Indenture, the covenants established as set forth in Sections 2.1 through 2.4, inclusive, of the First Supplemental Indenture, as modified by Section 2.2 of this Second Supplemental Indenture, as well as the additional covenant established as set forth in Sections 2.3 of this Second Supplemental Indenture, shall be applicable for the benefit of Holders of each series of Securities issued on or subsequent to the date hereof (“Future Securities”). Such Future Securities shall continue to be subject to all of such covenants and Sections 402(3) and 1005 of the Original Indenture shall continue to apply to all of such covenants, as modified by this Second Supplemental Indenture. For the avoidance of doubt, Section 2.2 of the First Supplemental Indenture shall remain in effect and shall continue to be applicable to Securities issued prior to the date hereof.
Section 2.2Secured Debt Test
In addition to the limitation set forth in Section 2.1 of the First Supplemental Indenture, neither the Limited Guarantor nor the Operating Partnership will incur, or permit any of the Subsidiaries to incur, any Debt (including, without limitation, Acquired Debt) secured by any Lien on any of their respective property or assets, whether owned on the date of the indenture or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of outstanding Debt of the Limited Guarantor, the Operating Partnership and the Subsidiaries (determined on a consolidated basis in accordance with United States generally accepted accounting principles) which is secured by a Lien on any property or assets of the Limited Guarantor, the Operating Partnership or any of the Subsidiaries is greater than 40% of the sum of (without duplication): (1) Total Assets of the Limited Guarantor, the Operating Partnership and the Subsidiaries as of the last day of the fiscal quarter covered in the Limited Guarantor’s annual or quarterly report most recently furnished to Holders of Future Securities or filed with the Commission, as the case may be, or, if the Limited Guarantor is no longer obligated to file annual and quarterly reports with the Commission, as of the last day of the then most recently ended fiscal quarter and (2) the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Limited Guarantor, the Operating Partnership or any Subsidiary since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

Section 2.3Provision of Financial Information

This Section 2.3 shall supplement Section 704 of the Original Indenture.

Whether or not the Operating Partnership or the Limited Guarantor is subject to Section 13 or 15(d) of the Exchange Act and for so long as any Securities are outstanding, the Operating Partnership and the Limited Guarantor will deliver to all registered holders of the Securities:
(1)    all annual and quarterly financial information that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Operating Partnership or the Limited Guarantor were required to file such reports, including a ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ such documents to be delivered on or prior to the respective dates by which the Operating Partnership or the Limited Guarantor would have been required to file such documents with the Commission if the Operating Partnership or the Limited Guarantor were subject to such filing requirements, and
(2)    all current reports that would be required to be filed with the Commission on Form 8‑K if the Operating Partnership or the Limited Guarantor were required to file such reports, such documents to be delivered on or prior to the fifteenth day following the respective dates by which the Operating Partnership or the Limited Guarantor would have been required to file such documents with the Commission if the Operating Partnership or the Limited Guarantor were subject to such filing requirements.
Reports, information and documents filed by the Operating Partnership or the Limited Guarantor with the Commission via the EDGAR system, or otherwise available on the web site of the Operating Partnership and the Limited Guarantor, shall be deemed to satisfy the foregoing delivery obligations, as well as any delivery obligation to the holders of the Securities, as of the time of such filing via EDGAR, or as of the time of the posting of such materials to the web site of the Operating Partnership and the Limited Guarantor, for purposes of this covenant. If any of the materials required to be delivered pursuant to this covenant are not available via the Commission’s EDGAR system or through the web site of the Operating Partnership and the Limited Guarantor, the Operating Partnership will supply copies of such materials to any prospective holder promptly upon such prospective holder’s written request to the Operating Partnership therefor and payment to the Operating Partnership of the reasonable cost of duplication and delivery of such materials.
If at any time Holdings is no longer the sole general partner of the Operating Partnership and a wholly-owned subsidiary of the Limited Guarantor, the reports or other documents required to be delivered pursuant to this covenant shall be those of the Operating Partnership.
The Trustee shall have no liability or responsibility for the filing, timeliness or content of any of the information, documents or reports that are the subject of this covenant or for the delivery of any of such materials to the holders of the Securities, and shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed with the Commission via EDGAR or posted to the web site of the Operating Partnership and the Limited Guarantor.

ARTICLE III

GUARANTEES

Effective as of the date hereof, the provisions of Article III of this Second Supplemental Indenture shall apply for the benefit of the Holders of all Securities issued under the Indenture.
Section 3.1Subsidiary Guarantees

To the extent that, in the future, any subsidiary of the Operating Partnership executes and delivers a guarantee of, or otherwise becomes obligated in respect of, any debt of the Limited Guarantor, the Operating Partnership or any other subsidiary of the Operating Partnership issued pursuant to (i) the Term Loan Agreement, dated as of July 30, 2013, by and among the Operating Partnership, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “2013 Term Loan”), (ii) the Term Loan Agreement, dated as of October 16, 2015, by and among the Operating Partnership, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “2015 Term Loan”), (iii) the Fourth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Operating Partnership, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “Fourth Amended and Restated 2015 Credit Agreement”), or (iv) the Ninth Amended and Restated Credit Agreement, dated as of October 16, 2015, by and among the Operating Partnership, the Limited Guarantor, and each of the financial institutions party thereto (together with all subsequent amendments thereto and any refinancing thereof, the “Ninth Amended and Restated Credit Agreement,” and, collectively, with the 2013 Term Loan, the 2015 Term Loan and the Fourth Amended and Restated 2015 Credit Agreement, the “Term Loan and Credit Agreements”), the Operating Partnership shall cause such subsidiary to guarantee the Operating Partnership’s obligations hereunder and under (A) those certain $450 million aggregate principal amount of the Operating Partnership’s 5.250% Senior Notes Due 2023 (the “2023 Notes”), (B) those certain $300 million aggregate principal amount of the Operating Partnership’s 4.600% Senior Notes Due 2024 (the “2024 Notes”) and (C) those certain $400 million aggregate principal amount of the Operating Partnership’s 5.950% Senior Notes Due 2026 (the “2026 Notes” and, together with the 2023 Notes and the 2024 Notes, the “Notes”) on a senior basis (the “Subsidiary Guarantee”) and will give prompt written notice to the Trustee of the applicability of any Subsidiary Guarantee.
If a subsidiary becomes obligated pursuant to the preceding paragraph to guarantee the Notes after the initial issue date of the Notes, then the Operating Partnership shall cause such subsidiary, within 5 business days, to (A) execute and deliver to the Trustee a supplemental indenture, in form reasonably satisfactory to the Trustee, pursuant to which such subsidiary shall guarantee all of the Operating Partnership’s obligations hereunder and under the Notes on a senior basis and (B) deliver to the Trustee an opinion of counsel to the effect that such supplemental indenture and guarantee of the Notes have each been duly authorized, executed and delivered and each constitutes a valid, legally binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws related to fraudulent transfer) and except insofar as enforcement thereof is subject to general principles of equity.
Any such Subsidiary Guarantee shall rank equally and ratably with all other senior unsecured indebtedness of the applicable subsidiary guarantor from time to time outstanding, including the indebtedness that triggers such guarantee if such indebtedness is senior unsecured indebtedness, shall rank senior to any unsecured and subordinated indebtedness, and shall effectively rank junior to any secured indebtedness of such subsidiary guarantor to the extent of the value of the assets securing such indebtedness.
The Holders of the Securities shall be deemed to have consented to the release of the Subsidiary Guarantee of the Notes and the Indenture provided by a subsidiary guarantor, without any action required on the part of the Trustee or any Holder of the Securities, if such subsidiary guarantor is no longer a guarantor or obligor under any of the Term Loan and Credit Agreements. Accordingly, if the lenders under each of the Term Loan and Credit Agreements, as applicable, release a subsidiary guarantor from its guarantee thereof or obligations as a borrower thereunder, the subsidiary guarantor’s Subsidiary Guarantee of the Notes and the Indenture shall automatically terminate and the Limited Guarantor shall give prompt written notice to the Trustee of the release of any subsidiary guarantor from its Subsidiary Guarantee of the Notes. At the written instruction of the Operating Partnership, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.
The subsidiary guarantor’s Subsidiary Guarantee shall also be released if the Operating Partnership exercises its legal defeasance option under Section 402 of the Original Indenture or if the Operating Partnership’s obligations under the Indenture are discharged pursuant to Section 401 or Section 402 of the Original Indenture. At the Operating Partnership’s written instruction, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.
The obligations of a subsidiary guarantor under its Subsidiary Guarantee that are released as described above shall be reinstated if such subsidiary guarantor again becomes obligated to guarantee the Notes as contemplated in the first paragraph of this section.
Section 3.2Release of Limited Guarantees

The Holders of the Securities shall be deemed to have consented to the release of the Limited Guarantee with respect to the Securities, including the Notes, provided by the Limited Guarantor, without any action required on the part of the Trustee or any Holder of the Securities, if the Limited Guarantor is no longer a guarantor or obligor under any of the Term Loan and Credit Agreements. Accordingly, if the lenders under each of the Term Loan and Credit Agreements, as applicable, release the Limited Guarantor from its limited guarantee thereof or obligations as a borrower thereunder, the Limited Guarantor’s Limited Guarantee with respect to the Securities, including the Notes, shall automatically terminate, and the Limited Guarantor shall give prompt written notice to the Trustee of the release of the Limited Guarantor from its Limited Guarantee of the Securities. At the Operating Partnership’s written instruction, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.

The Limited Guarantor’s Limited Guarantee shall also be released if the Operating Partnership exercises its legal defeasance option under Section 402 of the Original Indenture or if the Operating Partnership’s obligations under the Indenture are discharged pursuant to Section 401 or Section 402 of the Original Indenture. At the written instruction of the Operating Partnership, the Trustee shall execute and deliver any documents, instructions or instruments evidencing any such release.
The obligations of the Limited Guarantor under the Limited Guarantee that are released as described above shall be reinstated if the Limited Guarantor again becomes obligated to provide a limited guarantee with respect to obligations under the Term Loan and Credit Agreements.
Section 3.3Limitation of Guarantees

Notwithstanding any provision of the Limited Guarantee or any Subsidiary Guarantee, any such guarantee by the Limited Guarantor or any subsidiary guarantor is hereby limited to the extent, if any, required so that its obligations under such guarantee shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
ARTICLE IV

MISCELLANEOUS

Section 4.1Relationship with Indenture
The terms and provisions contained in the Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.
Section 4.2Trust Indenture Act Controls
If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Second Supplemental Indenture by the Trust Indenture Act, the required provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or excluded, as the case may be.

Section 4.3Governing Law
This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5- 1401.

Section 4.4Multiple Counterparts
The parties may sign multiple counterparts of this Second Supplemental Indenture. Each signed counterpart shall be deemed an original but all of them together represent one and the same Second Supplemental Indenture.

Section 4.5Severability
Each provision of this Second Supplemental Indenture shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and a Holder shall have no claim therefor against any party hereto.

Section 4.6Ratification
The Original Indenture, as supplemented and amended by the First Supplemental Indenture and as further supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed. The Original Indenture, together with the First Supplemental Indenture and this Second Supplemental Indenture, inclusive, shall be read, taken and construed as one and the same instrument. All provisions included in this Second Supplemental Indenture supersede any conflicting provisions included in (i) the Original Indenture or (ii) the First Supplemental Indenture, in each case unless not permitted by law and except as otherwise stated herein. The Trustee accepts the trusts created by the Original Indenture, as supplemented by the First Supplemental Indenture and by this Second Supplemental Indenture, inclusive, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Second Supplemental Indenture. The recitals and statement contained herein shall be taken as the statements of the Operating Partnership, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

Section 4.7Headings
The Section headings in this Second Supplemental Indenture are for convenience only and shall not affect the construction thereof.

Section 4.8Effectiveness
The provisions of this Second Supplemental Indenture shall become effective as of the date hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.
CBL & ASSOCIATES LIMITED PARTNERSHIP,
as Issuer

By:	CBL Holdings I, Inc., its general partner

By:    /s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President
Chief Financial Officer and Treasurer

CBL & ASSOCIATES PROPERTIES, INC.,
as Limited Guarantor

By:        /s/ Farzana Khaleel
Name: Farzana Khaleel
Title: Executive Vice President
Chief Financial Officer and Treasurer

U.S. Bank National Association,
as Trustee

By:    /s/ William G. Keenan
Name:    William G. Keenan
Title:    Vice President

[Signature Page to Second Supplemental Indenture]